Exhibit 99.01

Press Release

McKENZIE BAY TAKES AN IMPORTANT STEP TOWARDS DEVELOPMENT OF LAC DORE VANADIUM-TITANIUM DEPOSIT

BRIGHTON, Michigan - July 24, 2003 - McKenzie Bay International Ltd. (OTC:
MKBY.PK) today announced that an important step towards securing necessary permits to construct a mine, refinery at Lac Dore was taken with the filing of an Environmental Impact Study with Fisheries & Oceans Canada and the Quebec Ministry of Environment. A new "proprietary and confidential" vanadium purification process called as the "McKenzie Bay Process" was the basis for preparation of the Study. The evaluation process is now underway.

Entraco Inc, a Montreal based environmental consulting firm, was engaged to complete the Environmental Impact Study and was instructed to apply the same high environmental standards established when previously engaged for preparation of a Feasibility Study by SNC Lavalin. Entraco coordinated the work of a team of experts who focused on a number of important issues at the outset of project design to determine the appropriate measures to reduce or eliminate emissions. Information contacts: Richard Kaiser 800-631-8127 (001-757-306-6090) - Website: mckenziebay.com Email: info@mckenziebay.com About McKenzie Bay International, Ltd.

McKenzie Bay International Ltd. (www.mckenziebay.com), a development stage company, is developing and preparing to commercialize alternative energy systems based on emerging Vanadium electricity storage devices and wind power generation systems. The Company has two primary operating subsidiaries: McKenzie Bay Resources Ltd, a mining and refining company that is developing the Lac Dore Vanadium-Titanium deposit located in Chibougamau, Quebec, Canada; and DERMOND, INC, which markets wind power turbines DWTsm and related systems WindStorsm.

This press release contains certain forward-looking statements concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement. In addition, the description of past or present performance as to any person is not an indication of future performance or success. The company will remain dependent upon obtaining future financing to support its continued growth and development to successfully implement its business plan